Exhibit 20.2

                         GEODYNE ENERGY INCOME PROGRAMS
                       Samson Plaza, Two W. Second Street
                          Tulsa, OK 74103-3103, USA
                 TOLL FREE: 888/436-3963 DIRECT: 918/591-1791
                 E-MAIL: Geodyne@samson.com FAX: 918/591-1747
                             www.samson.com/geodyne



February 23, 2007

[Personalized address for window envelopes]

RE:   Revised 2006 Year-End Valuation in the Geodyne
      Institutional/Pension Energy Income Program P-8

Dear Unitholder:

By letter dated January 31, 2007, we advised you of the 2006 Year-End Estimated Valuation as required by the partnership agreement. Subsequent to the mailing, independent engineers provided an opinion that steeper production decline curves should be considered in connection with two of the Program's properties, the Pecos Valley Unit in Pecos County, TX and the Riley North Unit in Gaines County, TX. Adjustment of the decline curves results in less estimated ultimate production and cash flow.

Together, these adjustments reduced the 2006 Year-End Estimated Valuation by approximately 15.5%. We have calculated your new Valuation below. I apologize for any confusion this may cause.

Sincerely,

Dennis Neill
President, Geodyne Resources, Inc.
General Partner



Name        Number of Units   Total 2006 Year-End Estimated Valuation
---         -------------     ---------------------------------